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                                                                   Exhibit 10.23

[LOGO]                                          30 Rockefeller Plaza, Suite 4525
JUPITER                                                 New York, New York 10112
PARTNERS LLC                                              Telephone 212-332-2800
                                                          Facsimile 212-332-2828

                                           June 15,1999


Mr. Barry J. Feld
5595 Claire Rose Lane
Atlanta, GA 30327

Dear Barry:

On behalf of the Board of Directors of PCA International, Inc. ("PCA" or the "Company"), we are pleased to be able to extend to you an offer for the position of Chief Executive Officer and Chairman of PCA under the terms described below.

     Base Compensation. An annual salary of $300,000 payable according to the Company's normal payment schedule for Executive Officers. Your salary will be reviewed annually by the Board of Directors and increased as it deems appropriate. Your first year Base Compensation will be a pro rata portion of the annual salary, based on the Commencement Date.

     Bonus. A maximum bonus of 60% of Base Compensation received in any year, subject to achievement of 100% of Performance Goals as defined below. The bonus shall be subject to a minimum and a maximum payment, subject to achievement of minimum and maximum Performance Goals as described below. Failure to achieve the minimum Performance Goals may result in no Bonus for the applicable year. Any bonus earned will be paid on or before April 30 of the calendar year following the period for which such bonus was earned. You must be employed on January 31 to be eligible for the bonus for that fiscal year.

     First Year Bonus. Since you were not involved in the development of this year's budget and will serve as CEO for only a portion of the year, for the year ended January 31, 2000 you will receive a bonus of $100,000. The First Year Bonus will be paid on or before April 30, 2000 and is subject to the employment requirement described above.

     Performance Goals. To be negotiated. The Performance Goals will be set in advance for each year in agreement with the Board of Directors and will be based on the achievement of the budget and other financial benchmarks, as well as significant strategic objectives and important milestones.


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Mr. Barry J. Feld                                                   June 15,1999
                                                                          Page 2


     Stock Option Grant. Options on 255,000 shares of common stock of PCA (or approximately 6% of the primary shares of the Company). The option grants will be at the following strike prices: (i) 85,000 options at $8.00 (the conversion price paid by Jupiter Partners in May 1999 for the purchase of Preferred Shares); and (ii) 170,000 options at $26.50 (the transaction price paid by Jupiter Partners in August 1998). The Options, which are governed by the PCA Stock Option Plan except as described in this letter, shall be granted on the Commencement Date and will vest in four equal annual installments beginning on the first anniversary of the Commencement Date.

     Acceleration of Vesting on Change in Control. On a change in control, all Options will vest and must be exercised prior to or simultaneous with the change in control transaction. The initial public offering of PCA stock does not constitute a change of control.

     Option Termination. The options will expire seven (7) years after the Commencement Date. If there has not been a liquidity event within seven years of the Commencement Date, the options will be extended to 60 days following the initial liquidity event. If you are restricted (by shareholder agreements or securities laws) in your ability to exercise all of your options in the initial liquidity event, then the remaining options will be extended to 60 days following the next liquidity event.

     Other Terms of Option Grant. The option grant will include customary drag-along and tag-along provisions for transactions of this type. In private transactions between Jupiter and third parties, you will have the right to sell a proportional amount of vested shares on the same terms and conditions which Jupiter is selling its shares. Jupiter has similar tag-along rights when you or other managers are eligible and proceed to sell your shares in a non-public setting. At any time that Jupiter has agreed to sell shares of common stock, Jupiter shall be entitled to require you to sell an equivalent portion of your shares and options in the transaction.

     Cancellation of Options. The Company has the right to cancel your options under the following circumstances as follows:

                 Event                               Options Cancelable
                 -----                               ------------------

                 Death or Disability                 Unvested Options only
                 Termination for Cause               All Options
                 Termination without Cause           Unvested Options only
                 Resignation                         Unvested Options only

     Acceleration of Options. Under the following circumstances, vested options must be exercised within the time frames outlined below. Any options not exercised during the appropriate period are canceled.

                 Event                               Accelerated Exercise Period
                 -----                               ---------------------------

                 Death or Disability                 No acceleration
                 Termination for Cause               All Options canceled
                 Termination without Cause           No acceleration
                 Resignation                         60 days


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Mr. Barry J. Feld                                                   June 15,1999
                                                                          Page 3


     Common Stock Purchase Election. Within 120 days of the Commencement Date you may purchase up to 37,735 shares of common stock of PCA International, Inc. at $8 per share. If you are terminated (other than for Cause) the Company will repurchase the shares acquired by you under this Stock Purchase Election for $8 per share (your cost basis) provided the business has not deteriorated during your tenure.

     Relocation Expense Reimbursement. Reasonable out-of-pocket expenses will be reimbursed up to a maximum of $175,000. If, in the unlikely event you are terminated without cause and your home in Atlanta has not yet been sold, you will still be entitled to relocation expense reimbursement until the earlier of the sale of your Atlanta home or the date you reach the spending cap of $175,000.

     Termination Payment. In the event of termination by PCA's Board of Directors (other than for Cause) (i) within the first 12 months of the Commencement Date, you will receive 150% of your Base Compensation in 18 equal monthly installments, or (ii) after the 12th month anniversary but prior to 36th month anniversary of the Commencement Date, you will receive 100% of your Base Compensation in 12 equal monthly installments, upon return of and in consideration for a general release and non-compete agreement. ("Cause" is defined in Attachment 1 and the terms of the non-compete are set forth in Attachment 3.) A Sale (defined below) pursuant to which you are offered Comparable Employment (defined below) does not entitle you to any payment hereunder whether or not you accept such employment.

     Sale. If the Company is sold (whether through a sale of stock or assets, a merger, or otherwise) (a "Sale") and you are offered the opportunity to continue your employment with the Company or are offered new employment with an affiliate or successor of the Company, in each case on comparable terms as in effect prior to the Sale (including comparable position with the existing business, base salary, bonus, and fringe benefits but excluding equity based compensation) ("Comparable Employment"), then you agree to remain in the employment of the Company or accept such new employment, as the case may be, for a period of twelve months following the Sale (or such shorter period as may be requested of you by the Company or its affiliates or successors, as the case may be) (the "Employment Period"). In the event you do not remain in or accept new employment as described, you shall forfeit 25% of the Options granted (pro rata by strike price).

     Additional Compensation in Certain Circumstances. In the event that the proceeds from the sale of securities by Jupiter exceeds its aggregate investment in PCA (currently $66.8 million) and the net spread value (market price less exercise price) of your options is less than $1,000,000, the Company will provide you with additional compensation such that the sum of your option spread value and the additional compensation will equal $1,000,000.

     Reporting. The Chief Executive Officer will report to the Board of
     Directors.

     Board Membership. The Chief Executive Officer will have a seat on the Board of Directors and serve as the Chairman of the Board upon the resignation of the current


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Mr. Barry J. Feld                                                   June 15,1999
                                                                          Page 4


     Chairman. At your direction, the current Chairman, Mr. John Grosso, will step down at any time following the Commencement Date.

     Benefits. As an Executive Officer of the Company, you will be entitled to participate in the current PCA Employee Benefit Plan as summarized in Attachment 2 of this letter.

     Commencement Date. As soon as practicable, but in no event later than September 1, 1999.

Your employment with PCA will be on an "at will" basis and subject to the personnel policies of the Company as they may exist from time to time. Nothing contained in this letter or any other document provided to you by PCA is intended to be, nor should it be, interpreted as a guarantee that employment or any benefit will be continued for any period of time.

Your signing this letter also represents your acceptance of the attached agreement (Attachment 3) between you and the Company with regard to confidentiality, non-competition, and work product. Further, your acceptance of employment with PCA will be deemed a representation by you that you have no conflicting non-competition or confidentiality agreements.

This offer letter will be governed by the laws of the State of New York, regardless of place of execution or conflicts of law principles.

We are very happy to be able to make this offer, and look forward to your acceptance and future service to PCA. Please indicate your acceptance of the terms outlined in this letter by counter-signing below and returning a copy of this letter no later than Friday, June 18, 1999, after which this offer will expire.

                                        Sincerely yours,
                                        The Board of PCA International, Inc.


                                        /s/   John Sprague
                                        ---------------------------------------
                                        John A. Sprague


                                        /s/   Terry J. Blumer
                                        ---------------------------------------
                                        Terry J. Blumer


                                        /s/   John F. Klein
                                        ---------------------------------------
                                        John F. Klein


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Mr. Barry J. Feld                                                   June 15,1999
                                                                          Page 5


ACCEPTED AND AGREED

This 17th day of June, 1999


/s/  Barry J. Feld
------------------------------------
Barry J. Feld

JFK/pc

Attachments (3)